Exhibit 99.1

Muscle Maker, Inc. Acquires Pokemoto™ – Thirteen Location Hawaiian Poke Concept

Company expands brand portfolio with second major acquisition in 2021

League City, Texas, May 18th, 2021 — Muscle Maker, Inc. (Nasdaq: GRIL) the parent company of Muscle Maker Grill and SuperFit Foods, concepts known for serving “healthier for you” meals today announced it has acquired Pokemoto™ (www.pokemoto.com), a thirteen location concept known for its healthier modern culinary twist on a traditional Hawaiian poke classic. The acquisition of Pokemoto is Muscle Maker Grill’s second acquisition in 2021; the first being SuperFit Foods, LLC, a fresh-prepared meal prep service that prepares “healthier for you” meals in Jacksonville, FL producing over 220,000 meals in 2020.

Pokemoto has thirteen locations in four states – Connecticut, Rhode Island, Massachusetts and Georgia and offers up chef-driven contemporary flavors with fresh delectable and healthy ingredients such as Atlantic salmon, sushi-grade tuna, fresh mango, roasted cashews and black caviar tobiko that appeals to foodies, health enthusiasts, and sushi-lovers everywhere. Guests can choose from a list of signature bowls or be bold and build their own unique combination of a base, protein and various toppings and nine different sauces. Vegetarian options are available, and the bowl combinations are virtually limitless. The colorful dishes and modern chic dining rooms provide an uplifting dining experience for guests of all ages. Customers can dine in-store or order online via third party delivery apps for contactless delivery.

“The Pokemoto acquisition is something we’ve been working on for quite some time and we’re excited to see the deal cross the finish line.” said Mike Roper, CEO of Muscle Maker, Inc. “In January we launched a partnership with Happy Meal Prep to ship fresh-prepared Muscle Maker Grill meals nationwide. In March we purchased SuperFit Foods, a Jacksonville, FL meal prep company and now we are adding Pokemoto as our newest and largest acquisition to date. Pokemoto has thirteen locations with six additional franchise agreements sold to be opened in the future. The acquisition allows us to expand on what we do best which is offering a variety of fresh-prepared “healthier for you” meals. The poke segment attracts sushi fanatics and those who just want to eat something with a lot of flavor. Our management team has been busy researching acquisition opportunities that fit into our non-traditional growth strategy and the work is starting to bear fruit. Pokemoto already has university locations near Yale University, Fairfield University, University of Connecticut Stamford, University of New Haven, Southern Connecticut State College, Quinnipiac University and Franklin Pierce University. The concept also fits perfectly within our ghost kitchen model. Buying yet another growth-oriented multi-unit concept accelerates our top line revenue growth and adds another strong brand to the delivery only side of the business.

As reflected in Pokemoto’s audited financial statements, Pokemoto generated $3,643,342 in total revenue in 2019 with a positive EBITDA margin of 26.6% of $969,770. In 2020, during the pandemic, Pokemoto was able to increase its total revenue slightly to $3,653,478 and continued positive EBITDA of $506,802 even in the face of temporary cost increases and headwinds caused by the pandemic.

The Pokemoto total revenue of $3,653,478 in 2020 represents a significant increase in overall revenue to Muscle Maker. In 2020, Muscle Maker total revenue was $4,473,447. The addition of Pokemoto revenue will increase Muscle Maker, Inc.’s total revenue by 81% to $8,126,925. In addition, we expect the recent acquisition of Superfit Foods, the upcoming opening of four locations at the Northern Virginia Community College system along with the expected economic recovery following the rollout of Covid vaccines to drive additional revenue growth throughout the remainder of 2021. The positive EBITDA generated by Pokemoto, along with the recent acquisition of SuperFit Foods, are instrumental in driving Muscle Maker on a faster path towards our goals.

Muscle Maker has identified and anticipates cost and operational efficiencies as part of the acquisition. These efficiencies will impact both the Pokemoto brand and the overall Muscle Maker company, helping it execute against its growth strategy.

“We believe that this concept will continue to grow rapidly as we implement our nationwide strategy.” Mike Roper, CEO of Muscle Maker, Inc. stated. Mr. Roper went on to say, “My team and I have been involved with the rollout of brands historically and we believe we have the experience to take Pokemoto to the next level. I believe prospective franchisees will be excited when they look at the store level economics, low buildout costs along with the ease of operations, and see how wide open the country is to place Pokemoto restaurants in prime locations. We believe we can grow this brand into something that people can enjoy in every state in the country.”

About Muscle Maker

Muscle Maker Grill was Founded in 1995 in Colonia, New Jersey and features “healthier for you” high quality, great tasting food, freshly prepared with proprietary recipes. Muscle Maker, Inc. is the parent company of Superfit Foods (www.superfitfoods.com), a Jacksonville, Florida, based fresh-prepared meal prep company focused on delivering dietary specific meals direct to consumer homes or designated pick-up locations. In addition, Muscle Maker, Inc. is the parent company of Pokemoto, a “healthier for you” fresh ingredient poke bowl concept. Pokemoto (www.pokemoto.com) features fresh Atlantic salmon, sushi-grade tuna, fresh fruits and vegetables and propriety recipes. For more information on Muscle Maker Grill, visit www.musclemakergrill.com.

Forward-Looking Statements

This press release may include “forward-looking statements” pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Muscle Maker, Inc does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

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marketing@musclemakergrill.com

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